EXECUTION COPY



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                              AMENDED AND RESTATED
                              TRANSACTION AGREEMENT



                                  BY AND AMONG
                                   LJH, LTD.,
                     OWL CREEK I, L.P., OWL CREEK II, L.P.,
                        OWL CREEK OVERSEAS FUND I, LTD.,
                      AND OWL CREEK OVERSEAS FUND II, LTD.
                                       AND
                                TAS HOLDING, INC.




                              AS OF APRIL 20, 2006



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



                   AMENDED AND RESTATED TRANSACTION AGREEMENT

     AMENDED AND RESTATED TRANSACTION AGREEMENT, dated as of April 20, 2006 (the "Agreement"), is by and among LJH, Ltd., a Texas limited partnership ("LJH"), Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd., each a Delaware limited partnership (together, the "Owl Creek Investors," and together with LJH, the "Investors") with respect to certain transactions proposed to be undertaken by LJH and the Owl Creek Investors with respect to their ownership of TIMCO Aviation Services, Inc. (the "Company").

     WHEREAS, the Company has experienced continuing losses in its business during the fourth quarter of 2005 and in 2006 that are greater than had been planned for and which have restricted the Company's liquidity and resulted in breaches of certain of the financial covenants (the "Defaults") in the Financing Agreement dated April 5, 2004 between the Company, certain of its Subsidiaries named therein and CIT Group/Business Credit, Inc., as Agent and one of the "Credit Parties" named therein ("CIT"), as amended (the "CIT Facility"), and in the Restated and Amended Financing Agreement dated April 8, 2005 between the Company, certain of its Subsidiaries named therein and Monroe Capital Advisors, LLC as the "Lender" named therein ("Monroe"), as amended (the "Monroe/Fortress Facility"), which on April 11, 2005 was assigned to and is now held by Fortress Credit Opportunities I LP ("Fortress").

     WHEREAS, LJH has purchased the Monroe Facility and proposes to modify its terms to, among other things, resolve the Defaults thereunder and make available to the Company $6 million of additional funding (the "Working Capital Infusion"), and by working with the Company to obtain amendments to the CIT Facility which will resolve the Defaults thereunder and make available to the Company additional credit to fund its business.

     WHEREAS, the Investors entered into that certain Transaction Agreement, dated April 10, 2006 (the "Transaction Agreement"), which provided, among other things, for the Investors to cooperate to enter into certain transactions to resolve the Defaults and to induce the Company to enter into an Agreement and Plan of Merger between TAS Holding, Inc., a Delaware corporation owned by LJH ("Newco"), and the Company (the "Merger"), whereby Newco would merge with and into the Company and the remaining stockholders of the Company, other than the Investors, would receive $4.00 per share in cash, and, pursuant to an Escrow Agreement between Newco, the Company and American Bank of Texas, as escrow agent, (the "Escrow Agreement"), Newco would deposit the sum of $10,006,524 received from the Investors into escrow in order to pay the other stockholders of the Company upon the closing of the Merger;

     WHEREAS, in accordance with the terms of the Transaction Agreement, (i) LJH entered into that certain Assignment and Acceptance, dated April 10, 2006, with Fortress and Monroe, whereby LJH purchased the Monroe/Fortress Facility; (ii) pursuant to that certain Participation Agreement, dated April 10, 2006, between LJH and the Owl Creek Investors (as amended, the "Participation Agreement"), the Owl Creek Investors, among other things, purchased a 19.48% share of the Monroe/Fortress Facility; (iii) Newco was organized; and (iv) the Investors entered into a Stockholders Agreement between Newco and the Investors (the "Stockholders Agreement") and a Registration Rights Agreement between Newco and the Investors (the "Registration Rights Agreement") to govern the rights of the Investors and other potential stockholders in Newco;

     WHEREAS, the Investors desire to amend and restate the Transaction Agreement as further set forth herein to revise the various understandings and agreements between them with respect to the transactions described in this preamble and in this Agreement.

     NOW, THEREFORE, the Investors and Newco agree as follows:

                                   ARTICLE I

                     AMENDMENT AND RESTATEMENT; DEFINITIONS


     1.1 AMENDMENT AND RESTATEMENT. This Agreement amends and restates in its entirety the Transaction Agreement effective from and -------------------------- after the date of this Agreement.

     1.2 DEFINITIONS. Certain capitalized terms are used in this Agreement as specifically defined in this Section 1.1 as follows: -----------

     "AFFILIATE" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), excluding the Company itself, and shall include (a) any Person who is an officer, director, manager or beneficial holder of at least 10% of the outstanding equity securities of the Company (or other specified Person),
(b) any Person of which the Company (or other specified Person) or any officer, director or manager of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person; PROVIDED, HOWEVER, that the Investors shall not be Affiliates of the Company for purposes of this Agreement.

     "AGREEMENT" is defined in the Preamble.

     "CIT" is defined in the preamble.

     "CIT FACILITY" is defined in the preamble.

     "CLOSING DATE" is defined in Section 2.4.

     "COMMISSION" means the Securities and Exchange Commission.

     "COMPANY" is defined in the Preamble.

     "COMPANY COMMON STOCK" means the common stock, $.001 par value per share, of the Company.

     "COMPANY SHARES" is defined in Section 4.2(a).

     "CONTRACTUAL OBLIGATION" means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.

     "ESCROW AGREEMENT" is defined in the preamble.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.

     "EXERCISE NOTICE" is defined in Section 4.3(c)(ii).

     "EXERCISING INVESTOR" is defined in Section 4.3(c)(ii).

     "FORTRESS" is defined in the preamble.

     "INDEPENDENT APPRAISER" means a third party appraiser which (i) does not have a current material business or other relationship with the Company, any shareholders of the Company or any of their respective Affiliates and (ii) is a nationally recognized investment banking or accounting firm or an Affiliate of such a firm.

     "INFORMATION NOTICE" is defined in Section 4.3(a).

     "INFORMATION PERIOD" is defined in Section 4.3(a).

     "INVESTORS" is defined in the preamble.

     "LEGAL REQUIREMENT" means any federal, state or local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

     "LJH" is defined in the preamble.

     "LJH/CIT INTERCREDITOR" is defined in Section 2.1.

     "MONROE" is defined in the preamble.

     "MONROE/FORTRESS FACILITY" is defined in the preamble.

     "MONROE/FORTRESS FACILITY AMENDMENT" is defined in Section 2.1.

     "NOTICE DATE" is defined in Section 4.3(c)(i)(5).

     "NEWCO" is defined in the preamble.

     "OPTION CLOSING DATE" is defined in Section 4.3(c)(iii).

     "OPTION NOTICE" is defined in Section 4.3(c)(i).

     "OTHER INVESTORS" is defined in Section 4.3(a).

     "OWL CREEK INVESTORS" is defined in the preamble.

     "PARTICIPATION AGREEMENT" is defined in the preamble.

     "PERMITTED TRANSFEREE" is defined in Section 4.2(b).

     "PERSON"   means  an   individual,   partnership,   corporation,   company,
association,   trust,  joint  venture,   unincorporated   organization  and  any
governmental department or agency or political subdivision.

     "PROPOSED TRANSFEREE" is defined in Section 4.3(c)(i).

     "REGISTRATION RIGHTS AGREEMENT" is defined in the preamble.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

     "SELLING INVESTOR" is defined in Section 4.3(c)(i).

     "SPECIFIED SHARES" is defined in Section 4.3(c)(i).

     "STOCKHOLDERS AGREEMENT" is defined in the preamble.

     "SUBSIDIARY" means any Person of which the Company or the Investors now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, excluding the Company itself, or (b) constitute a general partner.

     "SUSPENDED AGREEMENTS" is defined in Section 2.2.

     "TAG ALONG RIGHTS" is defined in Section 4.4(a).

     "TAG ALONG INVESTORS" is defined in Section 4.4(b).

     "TRANSFERRING INVESTOR" is defined in Section 4.3(a).

     "WORKING CAPITAL INFUSION" is defined in Section 2.1.

                                   ARTICLE II

                                  TRANSACTIONS

     2.1 AMENDMENT OF MONROE/FORTRESS FACILITY; WORKING CAPITAL INFUSION. On or before April 21, 2006, LJH will enter into to a Second Amendment to Amended and Restated Financing Agreement between Lender and the Company (the "Monroe/Fortress Facility Amendment") in the form attached hereto as Exhibit A and a related Intercreditor and Subordination Agreement between Lender and CIT (the "LJH/CIT Intercreditor") in the form attached hereto as Exhibit B to, among other things, decrease the interest rate and fees payable under the Monroe/Fortress Facility and to waive certain existing events of default for the benefit of the Company and to advance to the Company additional working capital in the amount of Six Million and no/100's Dollars ($6,000,000.00) of cash for use as working capital (the "Working Capital Infusion"). The Owl Creek Investors consent to the execution and delivery of the Monroe/Fortress Facility Amendment and the LJH/CIT Intercreditor in the forms attached hereto as Exhibits A and B and agree to fund One Million, One Hundred Sixty-eight Thousand, Eight Hundred and no/100s Dollars ($1,168,800.00) (19.48%) of the Working Capital Infusion, subject to the terms and conditions stated therein and the Participation Agreement.

     2.2 MERGER AND RELATED AGREEMENTS. The Investors have heretofore conducted negotiations with the Company with respect to a proposed form of Merger Agreement but have determined not to proceed with the Merger contemplated thereby at this time. In view of such action, the Investors confirm that all agreements and understandings among the Investors with respect to the proposed Merger and Newco, including the Stockholders Agreement and Registration Rights Agreement (the "Suspended Agreements"), are suspended until such time as the Investors may agree in writing to proceed with the Merger and the other actions contemplated thereby. The Suspended Agreements will have no legal or binding effect on the Investors until they agree otherwise in writing. If no action to proceed with the Merger is taken by the Investors prior to October 20, 2006, the Suspended Agreements and all agreements and understandings with respect to the proposed Merger and Newco will be terminated without any further action by the Investors and thereafter will be of no further force or effect.

     2.3 SEC FILINGS. Each of the Investors agree to promptly file amendments to their respective Schedule 13D's with the SEC to reflect the actions described in this Agreement and to provide each party to this Agreement with prompt notice of any development which would under applicable rules require an amendment to their respective Schedule 13D's. Each of the Investors agrees to provide the other with a reasonable opportunity to review and comment on each proposed amendment to its Schedule 13D prior to its filing. Each of the Investors agrees that information provided by such Investor to any other Investor for inclusion in an SEC filing, which is provided solely with respect to such party, will be true and correct in all material respects and will not misstate any material fact or omit to state any material fact required to be stated therein, in light of the circumstances in which they were made, in order that the information provided will not be misleading.

     2.4 CONDITIONS TO CLOSING FOR THE INVESTORS. The Investors' several obligations to take the actions described in Sections 2.1 and 2.2 of this Agreement are subject to the satisfaction of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by each of the parties herein shall have been true and correct when made and shall be true and correct on and as of the date hereof with the same force and effect as though made on and as of this date, except for any representations and warranties that are made as of a specific date which shall only be required to be true and correct as of such date.

          (b) PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by each of the Investors on or prior to the date of this Agreement shall have been performed or complied with.

          (c)  CONSENTS.   All  consents  and  approvals  to  the   transactions
contemplated by
this Agreement required to be obtained from any third party shall have been obtained.

          (d)  LEGALITY.  All  authorizations,   approvals  or  permits  of  any
governmental
authority or regulatory body that are required in connection with such action shall have been duly obtained and shall be in full force and effect.

          (e) GENERAL. All instruments and legal and organizational proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received copies of all documents, including records of company proceedings and officers' certificates, which they may have reasonably requested in connection therewith.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

LJH hereby represents and warrants to the Owl Creek Investors, and each of the Owl Creek Investors, jointly and severally, hereby represents and warrants to LJH, as follows:

     3.1 ORGANIZATION. It is duly organized and validly existing and in good standing under the laws of its state of organization. ------------

     3.2 ORGANIZATIONAL POWER. It has all necessary power and authority to enter into and perform this Agreement, to own all the --------------------- properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. It has taken all action necessary to authorize this Agreement.

     3.3 AUTHORIZATION. All approval and action on the part of such Investor by its owners and its governing body necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken. This Agreement is a legal, valid and binding agreement of the Investor, enforceable in accordance with its terms. The execution, delivery and performance by such Investor of this Agreement will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which such Investor is subject, its organizational documents, or any Contractual Obligation to which such Investor is a party or by which it is bound.

     3.4 LITIGATION. As of the date of this Agreement, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to the Investor's knowledge, threatened, against such Investor with respect to its ownership of Company Common Stock or the transactions contemplated by this Agreement.

     3.5 CONSENTS. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with such Investor's valid execution, delivery or performance of this Agreement, except as expressly contemplated herein.

                                   ARTICLE IV

                           COVENANTS OF THE INVESTORS


     4.1 EXPENSES. Each party to this Agreement will bear its own expenses incurred on its behalf with respect to this Agreement. --------

     4.2 GENERAL RESTRICTION; PERMITTED TRANSFERS.

          (a) GENERAL. Except as otherwise provided herein, no Investor shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each, a "transfer") any shares of Company Common Stock (the "Company Shares") or any right, title or interest therein or thereto. The provisions of this Section 4.2 shall immediately terminate and be null and void on October 20, 2006.

          (b) PERMITTED  TRANSFERS.  An Investor may transfer  Company Shares to
(i) an Affiliate of such Investor or (ii) upon the liquidation or dissolution of such Investor, any general or limited partner, member or shareholder of such Investor (each Person referred to in the preceding clauses (i) and (ii) is herein referred to as a "Permitted Transferee"). Any transfer pursuant to this
Section 4.2(b) may be effected without  complying with the provisions of Section
4. Upon the consummation of, and as a condition to, any transfer pursuant to this Section 4.2(b), the transferee must execute an Addendum in the form of
Exhibit I hereto and thereby become a party to, and be bound by, the terms and provisions of this Agreement. References in this Agreement to Company Shares held or owned by any Investor shall be deemed to include Company Shares held or owned by any such Permitted Transferee(s) and references to actions to be taken by an Investor shall be taken jointly by such Investor and its Permitted Transferee(s).

          (c) PLEDGE OR GRANT OF SECURITY INTEREST BY INVESTOR. An Investor may pledge all or a portion of its Company Shares or grant a security interest therein to secure Indebtedness (as defined in the Stockholders Agreement) of such Investor or any of its Permitted Transferees owing to a bank, other financial institution or other financing source; PROVIDED, HOWEVER, that the pledge agreements or other related financing agreements of any Investor shall be subject to and acknowledge the rights of the other Investors set forth herein.

     4.3 NOTICE PRIOR TO SALE; RIGHT OF FIRST REFUSAL.

          (a) INFORMATION NOTICE. Except for a transfer permitted by Section 4.2(b) and (c) and subject to compliance with the provisions of Section 4.5, prior to any transfer of Company Shares by an Investor (a "Transferring Investor"), such Transferring Investor shall not approach any bona fide buyer prior to informing the other Investors (the "Other Investors"), in writing (the "Information Notice") of the Transferring Investor's desire to seek a buyer after the expiration of ten (10) days from the date of said Information Notice. The Transferring Investor, through its representatives, shall meet or confer with the Other Investors regarding its plans and proposals at reasonable times and places during the ten (10) days following the Information Notice (the "Information Period"). The Owl Creek Investors shall be treated as a single Investor for purposes of this Section 4.3 and Sections 4.4 and 4.5.

          (b) PERMITTED TRANSFERS. Upon the expiration of the Information Period, the Transferring Investor may consummate a sale of the Company Shares by entering within 120 days from the expiration of the Information Period into a definitive agreement with a third party. If any sale to a third party pursuant to this clause (b) is not consummated within 120 days of the date of execution of the applicable purchase agreement, the restrictions provided for herein shall again become effective, and no transfer of the Company Shares may be made thereafter (other than in a transfer pursuant to Section 4.2(b) and (c)) by the Transferring Stockholder without again notifying the Other Investors in accordance with this Section 4.3.

          (c) RIGHT OF FIRST REFUSAL.

               (i) Except for a transfer permitted by Section 4.2(b) or 4.3(b), if an Investor or a Permitted Transferee (collectively, the "Selling Investor") desires to sell, dispose of, or otherwise transfer all or any of its Company Shares (the "Specified Shares") to any Person (the "Proposed Transferee") that is not an Affiliate or Permitted Transferee of such Investor and who has made an unsolicited bona fide offer to purchase such specified Shares, then, before transferring any of the Specified Shares to such Proposed Transferee, (i) it shall have obtained a bona fide written offer to purchase the Specified Shares at a stated dollar price per share for cash, and (ii) it shall give written notice (the "Option Notice") to the other Investors. The Option Notice shall:

                    (1) certify that the Selling Investor has received a bona fide written offer to purchase the Specified Shares and enclose a copy of such offer,

                    (2) identify the Proposed Transferee who has made such bona fide offer,

                    (3)  state  the  number  of  Company   Shares  the  Proposed
Transferee has offered to purchase,

                    (4) state the purchase price per share for the Company Shares to be transferred and other material terms and conditions of the Proposed Transferee's offer to purchase the Specified Shares, and

                    (5) state the date on which the Option Notice is being sent (the "Notice Date").

               (ii) On or before the twentieth (20th) day after the Notice Date, any other Investor (the "Exercising Investor") may exercise an option to purchase all of the Specified Shares for the same purchase price and on the same terms and conditions as the Proposed Transferee's offer as set forth in the Option Notice. The Exercising Investor shall exercise its option by giving written notice to the Selling Investor (the "Exercise Notice").

               (iii) The closing for the purchase by the Exercising Investor of the Specified Shares under Section 4.3(c) shall be held at 10:00 a.m. at the principal office of the Company, on the date specified in the Exercise Notice (the "Option Closing Date"), which date shall be not earlier than 30 days nor later than 60 days after the date of the Exercise Notice. The purchase price and all other terms for such purchase of the Specified Shares shall be as set forth in the Option Notice. At such closing, the Selling Investor shall deliver certificates representing the Specified Shares, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, against payment of the purchase price therefore, and the Specified Shares shall be free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable Federal and state securities laws and restrictions imposed by this Agreement) and the Selling Investor shall so represent and warrant. Each Selling Investor shall further represent and warrant that it is the record and beneficial owner of the Specified Shares and make such additional representations and warranties as shall be customary in transactions of a similar nature.

               (iv) If the other Investor does not elect to purchase all of the Specified Shares set forth in the Option Notice, the Selling Investor may transfer the Specified Shares to the Proposed Transferee named in the Option Notice for the consideration and upon the terms set forth in the Option Notice. The transfer of the Specified Shares to the Proposed Transferee must be consummated within a period of ninety (90) days after the date of the Notice Date. Any transfer after the expiration of such 90-day period and any transfer to a different transferee or for different consideration or upon terms and conditions different from those set forth in the Option Notice shall be null and void.

     4.4 TAG ALONG RIGHTS.

          (a) LJH may not and shall cause its Affiliates not to, transfer any Company Shares other than to a Permitted Transferee if such transactions, together with all Company Shares previously transferred by LJH to one or more third parties, would, if consummated, result in LJH transferring more than 25% of the aggregate number of Company Shares held by LJH (without giving effect to any previous transfers pursuant to Section 4.2(b) or (c) or this Section 4.4), UNLESS each of the Owl Creek Investors are offered a right to sell (the "Tag Along Right") their Company Shares in such transfer with LJH. Any sale pursuant to this Section 4.4 shall be made after compliance with the provisions of
Section 4.3(a).

          (b) At least 20 days prior to any such transfer, LJH will deliver a sale notice to the Owl Creek Investors specifying the identity of the prospective transferee(s) and disclosing in reasonable detail the number of Company Shares, the price, which shall be payable solely in cash at the closing of the transaction or in installments over time, a good faith estimate of the costs for such transfer and other terms and conditions of the proposed transfer, including, without limitation, the expected aggregate holdings (in terms of dollars and percentage) by LJH of the Company Shares immediately after consummation of such proposed transfer. The Owl Creek
Investors who elect to participate in the proposed transfer (the "Tag Along Investors") shall deliver written notice of their election to participate to LJH prior to the expiration of such 20-day period.

          (c) Each Tag Along Investor will be entitled to sell in such proposed transfer, at the same price and on the same terms as LJH, a number of Company Shares equal to the product of (x) the quotient determined by dividing the number of Company Shares then held by such Tag Along Investor by the aggregate number of Company Shares held by LJH and all Tag Along Investors multiplied by
(y) the number of Company Shares to be sold in such proposed transfer. The number of Company Shares proposed to be transferred by LJH in the current transfer shall be reduced to the extent necessary to provide for the sale of Company Shares by each Tag Along Investor exercising its rights hereunder.

          (d) PERMITTED TRANSFER. LJH and the Tag Along Investors may transfer the Company Shares at the price and on the terms and conditions set forth in the sale notice for a period of 60 days from the expiration of the 20-day period commencing on the date of delivery of the sale notice to the other Investors. Any Company Shares not transferred within such period again shall be subject to the provisions of this Section 4.4 in connection with any subsequent transfer.

          (e) FAILURE TO EXERCISE OPTION. The failure of any Investor to give written notice as specified in this Section 4.4 within the time period specified herein shall be deemed to be a waiver of its rights under this Section 4.4.

     4.5 RELATED PARTY TRANSACTIONS. Each of the Investors agrees that it will not enter into, renew, extend or be a party to, or permit any of its Affiliates or any Person in which an Affiliate of an Investor or any of their respective Subsidiaries has an interest as a director, officer, employee or greater than 5% stockholder, or interest through a relationship with a family member or any Person related by marriage to a family member, to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with, or make any loan or advance to, or purchase, assume or guarantee any Indebtedness (as defined in the Stockholders Agreement) to or from, the Company or any of its Subsidiaries, without the prior consent of each of the Investors, which will not be unreasonably withheld, delayed or conditioned, provided that (a) LJH may enter into an agreement to purchase or refinance the CIT Facility if LJH offers to the Owl Creek Investors the ability to participate in such an agreement on the same terms as the Participation Agreement and (b) the Owl Creek Investors may enter into an agreement to purchase or refinance the CIT Facility if the Owl Creek Investors offer to LJH the ability to ability to serve as the purchasing lender with respect to the CTI Facility with the Owl Creek Investors to participate in the CIT Facility on the same terms as the Participation Agreement.

                                   ARTICLE V

                                  MISCELLANEOUS


     5.1 TERMINATION. Either LJH or the Owl Creek Investors may terminate this Agreement at any time after October 20, 2006 by providing written notice to the other parties as set forth below. The Investors may also terminate this Agreement at any time by an agreement in writing that is executed by each of the Investors.

     5.2 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed: If to LJH or to Newco, to it at 377 Neva Lane, Denison, TX 75020 attention: Mr. Lacy Harber, telecopy: (903) 465-6514, with a copy to Bracewell & Giuliani, LLP, 500 N. Akard Street, Suite 4000, Dallas, Texas 75201-3387, attention: Michael W. Tankersley, Esq., telecopy
(214) 758-8366, or at such other address as LJH or Newco shall have specified by notice to the other parties to this Agreement.

     If to any of the Owl Creek Investors, to it at 640 Fifth Avenue, 20th Floor, New York, NY 10019, attention: Mr. Daniel Sapadin, with a copy to Schulte Roth & Zabel, LLP, 919 Third Avenue, New York, NY 10022 , attention: Peter J. Halasz, Esq., telecopy: (212-593-5955.

     All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) 72 hours after being deposited in the U.S. mail, first class with postage prepaid. In the event of any conflict between the Company's books and records and this Agreement or any notice delivered hereunder, the Company's books and records will control absent fraud or error.

     5.3 PRESS RELEASES. The Investors shall agree on the form of each press release by any of them or by Newco related to this Agreement or the transactions contemplated hereby to the extent that any such press release references an Investor or an Affiliate of such Investor.

     5.4 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investors.

     5.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Newco shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Investors and any attempted assignment otherwise shall be void. The Investors may assign or transfer their rights under this Agreement to the extent permitted herein and by the other agreements between the respective parties and the Company. Whether or not any express assignment has been made in this Agreement, provisions of this Agreement that are for the Investors' benefit as the holder of any Company Common Stock are also for the benefit of, and enforceable by, all subsequent holders of the Company Common Stock.

     5.6 GENERAL. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other written agreements of the parties referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     5.7   COUNTERPARTS.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.

     5.8 GOVERNING LAW; JURISDICTION. The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with
Section 5.2, such service to become effective 10 days after such mailing.

                            [Signature pages follow]

         The undersigned have executed this Amended and Restated Transaction Agreement as of the date first above written.

                                    TAS HOLDING, INC.


                                    By:
                                       -----------------------------------------
                                    Name:  John Cawthon
                                    Title:   President


                                    LJH, LTD.

                                    By:      DLH Management, L.L.C.,
                                             its general partner


                                             By:____________________________
                                                 Lacy Harber, President


                                    OWL CREEK I L.P.
                                             By:      Owl Creek Advisors, LLC
                                                      its General Partner


                                    By:
                                       -----------------------------------------
                                    Name:  Jeffrey Altman
                                    Title:  Managing Member

                                    OWL CREEK II L.P.
                                             By:      Owl Creek Advisors, LLC
                                                      its General Partner


                                    By:
                                       -----------------------------------------
                                    Name:  Jeffrey Altman
                                    Title:  Managing Member

                                    OWL CREEK OVERSEAS FUND LTD.


                                    By:
                                       -----------------------------------------
                                    Name:  Jeffrey Altman
                                    Title:   Director

                                    OWL CREEK OVERSEAS FUND II, LTD.


                                    By:
                                       -----------------------------------------
                                    Name:  Jeffrey Altman
                                    Title:   Director